Exhibit 11.1


                           Liberty Technologies, Inc.
                         Earnings Per Share Calculation

                                                               Years Ended December 31,
                                                       -----------------------------------------

                                                           1996          1995           1994
                                                       -----------    -----------    -----------
Income (loss) before accounting change                 ($2,572,000)   ($2,642,000)   ($  104,000)
                                                       -----------    -----------    -----------

Net income (loss)                                      ($2,572,000)   ($2,642,000)   ($  104,000)
                                                       ===========    ===========    ===========



Weighted average shares outstanding                      4,969,888      4,943,192      4,859,381
Dilutive effect of outstanding options and warrants,
       net of tax benefit                                     --             --             --
                                                       -----------    -----------    -----------

Shares used in computing earnings per share              4,969,888      4,943,192      4,859,381
                                                       ===========    ===========    ===========


Loss per share (primary and fully diluted)

Loss per share (primary and fully diluted)             ($     0.52)   ($     0.53)   ($     0.02)
                                                       ===========    ===========    ===========